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Exhibit 99.7

                   SUISSE FINANCE CORPORATION
                       27 Wellington Road
                          Cork, Ireland

VIA FAX:  (212) 962-4551

July 22, 1996


Information Management Technologies Corporation
130 Cedar Street
New York, NY  10006

Attention:  Mr. Joseph A. Gitto, Jr.

     Re:  Amendment to 6% Convertible Debentures due 3/5/98

Dear Mr. Gitto:

Enclosed is a Notice of Conversion requesting that $411,275 principal amount of our debentures referenced above be converted. Our calculations reflect that the conversion price should be $1.10 per share, which should generate 373,886 shares of Information Management Technologies Corporation (the "Company") common stock. Such conversion will require that the company waive the provision in the debenture which limits our right to convert the debenture in the event that after such conversion, Infinity would own more than 4.99% of the outstanding common stock of the Company. Please acknowledge this letter where indicated to evidence such waiver.

The stock certificate should be delivered to our representative from the law firm of Watson, Farley & Williams, who will be present at the offices of American Stock Transfer tomorrow. The remaining debenture should be delivered to:

               Infinity Investors, Ltd.
               Attn:  Barrett Wissman
               1601 Elm Street
               Suite 4000
               Dallas, TX  75201

Please note that the debenture terms should reflect the amendment thereto which you executed this morning. Hard copies of the Notice of Conversion and Debentures are being sent by overnight mail tonight.

Thank you or your prompt assistance.

                                   Sincerely,

                                     /s/ Clark Hunt
                                   Clark Hunt,
                                   Consultant

Acknowledged this 22nd day of July, 1996

INFORMATION MANAGEMENT TECHNOLOGIES CORPORATION

By:  /s/ Joseph A. Gitto
     -------------------------------
     Name:  Joseph A. Gitto
     Title:  President